Exhibit 99.1

Magnolia Solar Recipient of Three US Patents for Lightweight Flexible Solar Cells

ALBANY, NY and Woburn MA - Magnolia Solar Corporation (MGLT) ("Magnolia Solar") announced today that its wholly owned subsidiary, Magnolia Solar, Inc., has been recently awarded three additional patents by the United States Patent and Trademark Office (USPTO). Magnolia Solar, Inc. is the assignee of US Patents No. 8,921,687, 8,969,711, and 8,981,207. These three recently-issued patents describe and protect Magnolia’s innovations in the field of high-performance, lightweight flexible solar cells for photovoltaic applications, and expands the intellectual property portfolio to five issued patents.

Magnolia Solar is actively working on the development of flexible, lightweight, high-efficiency solar cell technologies for a wide range of portable power applications. Magnolia Solar’s technology portfolio includes nanostructured antireflection coatings, advanced thin-film photovoltaic absorber structures, and novel, low-cost manufacturing processes. Thin-film solar cells are an attractive source of portable and mobile power, as they can be integrated into flexible, lightweight photovoltaic modules that can operate in both terrestrial and space environments. Several other patent applications are currently under review.

US Patent No. 8,921,687 issued on December 30, 2014 pertains to a novel device structure for increasing the efficiency of high-performance thin-film solar cells. Specifically, this patent describes an advanced thin-film solar cell structure employing quantum-structured III-V absorber materials and nanostructured transparent conductive coatings. This novel structure leverages optical light trapping mechanisms to increase the current output of III-V thin-film solar cells.

US Patent No. 8,969,711 issued on March 3, 2015 describes a solar cell employing nano-crystalline superlattice material. The superlattice full spectrum absorber can be deposited on a stainless steel flexible substrate. This patent provides a means to boost the efficiency of low-cost flexible thin-film solar cells.

US Patent No. 8,981,207 issued on March 17, 2015 details a high efficiency quantum dot sensitized thin-film solar cell. The quantum dot layer provides a tunable bandgap to cover the infrared, visible, and ultraviolet bands of the solar spectrum. The increased absorption described in this patent can increase the current output of thin-film solar cells, including CIGS structures deposited on flexible substrates.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar, stated, "We have been aggressively pursuing more than a dozen US patent applications as a means to protect our intellectual property (IP) in the field of flexible photovoltaics. These patents pertain to novel device structures for increasing the efficiency of lightweight, high-performance and lost-cost thin-film solar cells. These novel structures employ nanostructured absorbers and leverage optical light trapping mechanisms to increase the current output of thin-film solar cells."

Dr. Sood further stated that “Magnolia has begun exploring various ways to use its intellectual property for commercial applications and for generating revenue and profits for Magnolia Solar. We have also initiated preliminary discussions with various solar companies to help accelerate the commercialization of these technologies. As we move forward in these endeavors, we intend to provide additional information.”

About Magnolia Solar Corporation:

Based in Albany, NY and Woburn, MA, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary flexible thin-film solar cell technologies that employ nanostructured materials and designs. Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia's exclusive material structures with advanced optical coatings. Magnolia's patent-pending technology has the ability to capture a larger part of the solar spectrum to enable high efficiency solar cells, and incorporates a unique nanostructure-based anti-reflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt. The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells. Magnolia's solar cell technology can be used to generate power for existing electrical grids, and is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements:

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information please contact:
Dr. Ashok Sood
info@magnoliasolar.com